Exhibit 99.1
KPMG
KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911

Independent Accountants' Report
The Board of Directors
Wachovia Mortgage Corporation

We have examined management's assertion, included in the accompanying Management
Assertion, that Wachovia Mortgage Corporation (a subsidiary of Wachovia Corporation)
complied with the minimum servicing standards set forth in the Mortgage Bankers Association of
America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2004. Management is responsible for Wachovia Mortgage Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about Wachovia Mortgage Corporation's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Wachovia Mortgage Corporation's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Wachovia Mortgage
Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Wachovia Mortgage Corporation complied with the aforementioned minimum servicing standards during the year ended December 31, 2004 is fairly stated, in all material respects.

KPMG LLP

March 11, 2005

KPMG LLP a U.S. limited liability partnership, is the U S
member firm of KPMG International, a Swiss cooperative